Exhibit 10.20

JOINDER AGREEMENT

This Joinder Agreement (“Joinder Agreement”) is entered into as of the 1st day of November, 2015 (the “Joinder Agreement”), by and between AmerisourceBergen Drug Corporation (“ABDC”) “) on the one hand, and Diplomat Pharmacy, Inc., a Michigan corporation (“Diplomat”) for itself and on behalf of the following limited liability companies of which Diplomat is the sole member: Diplomat Specialty Pharmacy of Flint, LLC, Navigator Health Services, LLC, Diplomat Health Services, LLC, Diplomat Specialty Pharmacy of Chicago, LLC, Diplomat Specialty Pharmacy of Ft. Lauderdale, LLC, Diplomat Specialty Pharmacy Great Lakes Distribution Center, LLC, Diplomat Specialty Pharmacy of Southern California, LLC, and Navigator Pharmacy Service, LLC, Burman’s Apothecary, L.L.C. and Burman’s Media Pharmacy, LLC (Diplomat and such limited liability companies being referred to herein collectively as “Customer”) and BioRx, LLC, an Ohio limited liability company (“BioRx”) on the other hand. This Joinder amends the Prime Vendor Agreement between ABDC and Customer effective January 1, 2012, as previcusly amended on July 20, 2012 and further amended on August 1, 2015 (“PVA”). The PVA and this Joinder Agreement shall be collectively referred to as the “Agreement”. Capitalized terms that are not defined in this Joinder Agreement shall have the meanings ascribed to such terms in the PVA.

The parties wish to amend the PVA as follows:

1.     Joinder of BioRx. The parties recognize that in April 2015, Customer acquired BioRx and BioRx desires to receive pharmaceutical Products and Services from ABDC under the terms and conditions of this PVA. BioRx agrees that the term “Customer” in the PVA shall refer to BioRx. BioRx agrees that by executing this Joinder, it hereby (i) adopts the PVA and agrees to assume and be bound by all the terms, conditions, covenants, responsibilities and provisions thereof and (ii) and all related instruments, agreements and documents; (ii) execute and/or deliver such instruments, agreements and documents as ABDC may reasonably require to effectuate the intents and objects of this provision.

2.     This Joinder Agreement constitutes the sole and complete understanding of the parties with respect to its subject matter and supersedes all prior or contemporaneous communications between the parties concerning such subject matter. If there is any conflict between the terms of this Joinder Agreement and the PVA, this Joinder Agreement shall control. Following the Joinder Agreement Effective Date, the Agreement (as amended) remains in full force and effect. This Joinder Agreement shall be governed and construed according to the choice of governing law set forth in the PVA.

IN WITNESS WHEREOF, the parties have duly executed this Joinder Agreement as of the day and year first above written.

AmerisourceBergen Drug Corporation

By:	/s/ Barry Sandler
Name:	Barry Sandler
Title:	V.P. Strategic Accounts

Diplomat Pharmacy, Inc., for itself and on behalf of the following other entities of which Diplomat Pharmacy, Inc. is the sole member:

Diplomat Specialty Pharmacy of Flint, LLC

Navigator Health Services, LLC

Diplomat Health Services, LLC

Diplomat Specialty Pharmacy of Chicago, LLC

Diplomat Specialty Pharmacy of Ft. Lauderdale, LLC

Diplomat Specialty Pharmacy Great Lakes Distribution Center, LLC

Diplomat Specialty Pharmacy of Southern California, LLC

Navigator Pharmacy Service, LLC

Burman’s Apothecary, L.L.C.

By:	/s/ Gary W. Kadlec
Name:	Gary W. Kadlec
Title:	President

Burman’s Apothecary, L.L.C. on behalf of the following entity of which Burman’s Apothecary, L.L.C. is the sole member:

Burman’s Media Pharmacy, LLC

By:	/s/ Gary W. Kadlec
Name:	Gary W. Kadlec
Title:	President

ACKNOWLEDGED AND AGREED BY:

BioRx, LLC

By:	/s/ Eric Hill
Name:	Eric Hill
Title:	Vice President